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                                                                       EXHIBIT 5



                                 June 25, 1998


Cavalier Homes, Inc.
Highway 41 North and Cavalier Road
Addison, Alabama  35540


Gentlemen:

                  In our capacity as counsel for Cavalier Homes, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement"), in form as proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), for the registration of up to 500,000 shares of common stock, par value $0.10 per share ("Common Stock"), of the Company and 500,000 rights to purchase the Company's Series A Junior Participating Preferred Stock (the "Rights") associated therewith and certain deferred compensation obligations (the "Obligations") pursuant to the Company's Flexible Option Plan (the "Plan"). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein. As to certain factual matters, we have also relied on certificates and statements of the officers of the Company. In all of these cases, we have assumed without investigation that the facts and circumstances contained in such certificates and statements are true and correct and have not changed since the date thereof.

                  Upon the basis of the foregoing, we are of the opinion that
(i) the shares of Common Stock and the Rights referred to above to be registered under the Registration Statement have been duly authorized and, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and nonassessable; (ii) the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as such enforceability (a) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of public policy, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) the provisions of the Plan comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that pertain to such provisions.

                  We express no opinion as to the applicability of compliance with, or effect of, Federal law other than ERISA or the law of any jurisdiction other than the Delaware General Corporation Law and the laws of the State of Alabama. We further express no opinion as to the enforceability of any choice of law provision contained in the Plan.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the above-referenced Registration Statement.


                       Very truly yours,


                       /s/ BRADLEY ARANT ROSE & WHITE LLP